Exhibit 99.1

XL Group plc

XL House
One Bermudiana Road

Hamilton HM 08
Bermuda
Phone (441) 292-8515

Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES PRELIMINARY LOSS ESTIMATES FOR SEVERE
WEATHER OCCURRENCES IN THE UNITED STATES

Hamilton, Bermuda – June 13, 2011 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced preliminary net loss estimates related to the severe weather occurrences, including devastating tornado activity, which affected the Midwest and Southeast United States over the periods April 22 – 28 and May 20 – 23, 2011 (the “Storms”).

The Company’s preliminary loss estimates related to the Storms, pretax and net of reinsurance and reinstatement premiums, range from approximately $50 million to $75 million, with the majority attributable to XL’s reinsurance segment.

The Company’s estimates are based on its review of individual treaties and policies expected to be impacted along with available client data. The Company’s loss estimates involve the exercise of considerable judgment and are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

About XL

XL was formed in 1986 in response to the unmet risk management needs of 68 of the world's largest companies. This year, as XL celebrates its 25th anniversary, it remains the company clients look to for innovative insurance and reinsurance solutions for their most complex risks. XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.

This press release contains forward-looking statements about the estimated impact of the severe weather occurrences, including devastating tornado activity, which affected the Midwest and Southeast United States over the periods April 22 – 28 and May 20 – 23, 2011 (the “Storms”). Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss related to the Storms and the other factors set forth in XL's reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.